Exhibit 5.1

[Goodwin Procter LLP Letterhead]

August 8, 2018

DiamondRock Hospitality Company

2 Bethesda Metro Center

Suite 1400

Bethesda, Maryland 20814

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to DiamondRock Hospitality Company, a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated August 8, 2018 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of up to $200,000,000 in shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”).  The Shares are being offered and sold by the sales agents named in, and pursuant to, distribution agreements, as amended, among the Company and such sales agents (the “Distribution Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its the Articles of Amendment and Restatement of the Company, as amended (the “Articles”) such that the number of authorized but unissued shares of Common Stock under the Company’s Articles is less than the number of unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreements and in exchange for a price per share equal to or greater than the Minimum Price, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that Current Report.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP